Exhibit 8.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 21, 2021

Board of Directors

VICI Properties, Inc.

535 Madison Avenue, 20th Floor

New York, NY 10022

Re:	REIT Qualification Opinion

Ladies and Gentlemen:

We have acted as counsel to VICI Properties, Inc., a Maryland corporation (“Parent”) in connection with the transactions contemplated by the Master Transaction Agreement (the “MTA”), by and among Parent, MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), MGM Growth Properties Operating Partnership, a Delaware limited partnership (the “Company LP”), Venus Sub LLC, a Delaware limited liability company (“REIT Merger Sub”), VICI Properties L.P., a Delaware limited partnership (“Parent OP”), VICI Properties OP LLC, a Delaware limited liability company (“New Parent OP”), and MGM Resorts International, a Delaware corporation (“Mercury”), with respect to (i) the merger of Parent with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “REIT Surviving Entity,” and such merger, the “REIT Merger”) and (ii) following the REIT Merger, the merger of the REIT Surviving Entity with and into Parent LP, with Parent LP being the surviving entity (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”). We are providing this opinion letter regarding the qualification of VICI as a real estate investment trust pursuant to Section 856 of the Code (“REIT”), to be filed as an exhibit to the registration statement on Form S-4 initially filed by Parent with the Securities and Exchange Commission on September 8, 2021, which includes the proxy statement/prospectus relating to the Merger (the “Registration Statement”). Capitalized terms used herein that are defined in the MTA have the meanings set forth in the MTA, unless otherwise defined herein.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the United States Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the

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possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the United States Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to (including all exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

1.	the MTA;

2.	the Registration Statement;

3.

the Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc. (“Caesars”), et. al., under Chapter 11 of the Bankruptcy Code, dated January 13, 2017 (the “Plan of Reorganization”);

4.	the documents that effectuate, or were entered into pursuant to, the Plan of Reorganization;

5.	the documents that effectuate, or were entered into in connection with, the purchase and/or lease of properties by subsidiaries of Parent subsequent to Parent’s separation from Caesars; and

6.	certain organizational documents of Parent and certain of its subsidiaries (those documents referred to in clauses (1) through (6), the “Reviewed Documents”).

The opinion set forth in this letter is premised on, among other things, the written representations of:

(1)	Parent contained in a certificate to us (including all exhibits and attachments thereto), dated as of the date hereof (the “Parent Officer’s Certificate”).

Although we have discussed the Parent Officer’s Certificate with the signatory thereto, for purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Parent Officer’s Certificate. We consequently have relied upon the representations and statements of the signatory to the Parent Officer’s Certificate, and assumed that the information presented in such document or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

1.

that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Parent Officer’s Certificate is true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Parent Officer’s Certificate made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) any representation or statement in the Reviewed Documents and the Parent Officer’s Certificate as to Parent or Company’s intent is assumed to be carried out in accordance with such intent, (D) each agreement described in the Reviewed Documents is

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valid and binding in accordance with its terms, (E) each of the obligations of the parties to the Reviewed Documents, and their subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms (and no covenants or conditions described therein and affecting this opinion letter have been or will be waived or modified), and (F) there are no agreements, arrangements, or understandings among the parties that supplement or are inconsistent with the Reviewed Documents;

2.

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were

4.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

5.	Parent’s separation from Caesars was consummated in accordance with the provisions of the Reviewed Documents and as described therein;

6.	the Venetian Acquisition (as defined in the Registration Statement) will be consummated in a manner consistent with Parent’s representations included in the Parent Officer’s Certificate;

8.

that from and after the Closing Date, Parent, for itself and as the successor to the Company, will comply with its representation contained in the Parent Officer’s Certificate that Parent will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to Parent under the Code in order to correct any violations of the applicable real estate investment trust (“REIT”) qualification requirements by Parent or Company (or any other REIT as to which Parent or Company is the successor, as applicable) to the full extent the remedies under such provisions are available;

9.	at the time of the REIT Merger, the Company will qualify as a REIT and will have qualified as a REIT for the entire period of its existence as a corporation for U.S. federal income tax purposes;

10.	Parent will not waive its right to receive the opinion of Weil, Gotshal & Manges LLP to be delivered pursuant to Section 9.2(f) of the MTA; and

11.	that the Mergers will occur on the Closing Date in the manner set forth in the MTA.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Reviewed Documents and the Parent Officer’s Certificate) may adversely affect the conclusions stated herein. In addition, we note that Parent may engage in transactions in connection with which we have not provided tax advice and have not reviewed, and of which we may be unaware.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion below, we are of the opinion that commencing with its taxable year ended December 31, 2017, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Parent’s current organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2021, and future taxable years.

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Qualification and taxation as a REIT under the Code depends upon the ability of Parent to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon Parent utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to Parent under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code (both with respect to itself and as successor to Company, as applicable). Our opinion set forth above does not foreclose the possibility that Parent may have to utilize one or more of these “savings provisions” in the future, which could require Parent to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken and will not undertake to review Parent’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of Parent’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues, including Company’s U.S. federal income tax qualification as a REIT prior to the REIT Merger Effective Time, the tax consequences of the Mergers, the Redemption, and any other transactions contemplated by the MTA prior to the Merger.

This opinion letter has been prepared for your use in connection with the filing of the Form S-4 and speaks as of the date hereof. This opinion letter may not be relied on, reproduced, or filed for any other purpose without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP